EXHIBIT 11

[Skadden Letterhead]

September 4, 2009

BlackRock California Municipal Income Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock California Municipal Income Trust –
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock California Municipal Income Trust, a statutory trust created under the Delaware Statutory Trust Act (the “Acquiring Fund”), in connection with the issuance of the Acquiring Fund’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”), and various series of auction preferred shares of the Acquiring Fund, par value $.001 per share, liquidation preference $25,000 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”), to be issued pursuant to separate Agreements and Plans of Reorganization, by and between the Acquiring Fund, BFZ Merger Subsidiary, a direct, wholly-owned subsidiary of the Acquiring Fund, and each of BlackRock California Municipal Income Trust II, a Delaware statutory trust, BlackRock California Investment Quality Municipal Trust Inc., a Maryland corporation, BlackRock California Insured Municipal Income Trust, a Delaware statutory trust, and BlackRock California Municipal Bond Trust, a Delaware statutory trust (each, a “Target Fund”) (collectively, the “Agreements”).

This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

BlackRock California Municipal Income Trust

September 4, 2009

(a)	the Acquiring Fund’s Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A, as filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2001;

(b)	the Acquiring Fund’s registration statement on Form N-14 (File Nos. 333-160166 and 811-10331), as filed with the Commission on June 23, 2009, and as amended by Pre-Effective Amendment No. 1 being filed herewith under the 1933 Act and the 1940 Act (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(c)	the Certificate of Trust of the Acquiring Fund, as filed with the Secretary of State of the State of Delaware on March 30, 2001 (the “Certificate of Trust”);

(d)	the Amended and Restated Agreement and Declaration of Trust of the Acquiring Fund, dated as of May 31, 2001 (the “Declaration of Trust”);

(e)	the Amended and Restated Bylaws of the Acquiring Fund, dated as of May 29, 2008 (the “Bylaws”);

(f)	the Statement of Preferences in respect of the Preferred Shares of the Acquiring Fund, dated as of October 3, 2001 (and together with the Certificate of Trust, the Declaration of Trust, and the Bylaws, the “Governing Documents”);

(g)	a specimen certificate representing the Common Shares, as filed with the Commission on June 4, 2001;

(h)	a specimen certificate representing the Preferred Shares, as filed with the Commission on October 3, 2001;

(i)	certain resolutions adopted by the Board of Trustees of the Acquiring Fund relating to the Agreements, the authorization and issuance of the Shares pursuant to each Agreement, the filing of the Registration Statement and any amendments or supplements thereto and related matters;

(j)	a form of Agreement, as filed with the Commission on June 23, 2009; and

(k)	such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or other copies and the authenticity of the originals of such latter documents. As to any facts material to such opinion which were not independently established, we have relied on

BlackRock California Municipal Income Trust

September 4, 2009

statements or representations of officers and other representatives of the Acquiring Fund or others.

For purposes of this opinion, we have further assumed (i) the Governing Documents are in full force and effect and that the Certificate of Trust and Statement of Preferences have not been amended, (ii) the due formation and valid existence in good standing of each party (other than the Acquiring Fund) to the documents examined by us, (iii) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (iv) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (v) that the Agreement entered into in connection with the reorganization of each Target Fund into the Acquiring Fund is substantially identical to the form of Agreement reviewed by us, (vi) that the reorganization of each Target Fund into the Acquiring Fund and the related Agreement will have been approved by all necessary state law actions on the part of the Acquiring Fund and the Target Funds at the time the Shares are issued and delivered, (vii) the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Agreements, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreements, and compliance with all other terms, conditions and restrictions set forth in the Agreements and the Governing Documents, as applicable, in connection with the issuance of Shares, (viii) to the extent any physical certificates are issued, the Common Shares and the Preferred Shares to be issued pursuant to the Agreements will be duly countersigned and registered by the Acquiring Fund’s transfer agent and registrar for the Common Shares and Preferred Shares and will be in the respective forms of the stock certificates examined by us and (ix) the Registration Statement will have become effective prior to the issuance and delivery of the Shares.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, we are of the opinion that the Shares of the Acquiring Fund to be issued and delivered to shareholders of the Target Funds pursuant to the terms of the respective Agreements, upon issuance, will be legally issued, fully paid and, except as provided for in Section 3.8 of the Declaration of Trust, non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP